Scholastic Reports Fiscal 2024 First Quarter Results
The Company Affirms Fiscal 2024 Guidance
Over $42M Returned to Shareholders in Quarter

New York – September 21, 2023 – Scholastic Corporation (NASDAQ: SCHL), the global children’s publishing, education and media company, today reported financial results for the Company’s fiscal first quarter ended August 31, 2023. The Company typically generates an operating loss in the first quarter, when schools are not in session.

Peter Warwick, President and Chief Executive Officer, said, “Building on a strong end to fiscal 2023, Scholastic made solid progress this summer, implementing our newly integrated School Reading Events strategy while optimizing and investing in other areas of our business for long-term growth. As expected, first quarter’s operating loss grew from a year ago, reflecting this spending as well as the timing and seasonality of sales in our Education Solutions division.

“We have a strong plan for Book Fairs this year, building on the successful strategies that have transformed this business over the past two years. Applying that learning, we are also strategically transitioning Book Clubs to a smaller, more profitable core supporting future growth in School Reading Events. In our Trade division last quarter, we had multiple frontlist bestsellers, including This Winter by Alice Oseman, The Bad Guys® #17 in Let the Games Begin! by Aaron Blabey, The Official Harry Potter Cookbook and The Ballad of Songbirds and Snakes in paperback. These helped partly offset lower backlist sales, reflective of the overall retail bookselling market, which continued to revert to pre-pandemic sales levels. Looking ahead at the fall and spring, we are excited about new Dog Man, Cat Kid Comic Club, and Heartstopper titles, among others, plus the release of The Harry Potter Wizarding Almanac. We also expect the release of the new Goosebumps® TV series on Disney+® and Hulu® to introduce our beloved book series to a new generation of readers.

“In Education Solutions, we continued investing to build capabilities and to focus the organization around executing our blended learning strategy under new leadership. First quarter sales were lower year-over-year, as expected, reflecting the shifting seasonality of this business and the timing of revenues from state-sponsored programs. We remain positive about the remainder of the year and this compelling long-term growth opportunity, which builds on Scholastic’s literacy-focused mission, strong position in schools and industry-leading literacy and reading offerings.

“Looking ahead, we’re excited about fiscal 2024 and are affirming guidance. As it has for over a century, the back-to-school season represents another opportunity for Scholastic to help address the critical need for literacy, reading and stories, as we advance our strategy for growth, impact and shareholder value creation.”

Fiscal 2024 Q1 Review

In $ millions	First Quarter		Change
	Fiscal 2024	Fiscal 2023	$	%
Revenues	$228.5	$262.9	$(34.4)	(13)%

Operating income (loss)	$(99.1)	$(58.1)	$(41.0)	(71)%
Earnings (loss) before taxes	$(98.0)	$(57.9)	$(40.1)	(69)%

Operating income (loss), ex. one-time items *	$(92.8)	$(58.1)	$(34.7)	(60)%
Earnings (loss) ex. one-times *	$(91.7)	$(57.9)	$(33.8)	(58)%
Adjusted EBITDA *	$(70.6)	$(35.6)	$(35.0)	(98)%

* Please refer to the non-GAAP financial tables attached

Revenues decreased 13% to $228.5 million, partly reflecting continued retail softness, which impacted Trade sales in the U.S. and major international markets, as well as the timing and seasonality of sales in Education Solutions.

Operating loss was $99.1 million in the quarter, including $6.3 million in one-time charges related to restructuring and cost-savings activities, compared to $58.1 million a year ago, which did not include any one-time charges. Excluding charges in the current period, operating loss increased $34.7 million from a year ago. Adjusted EBITDA (a non-GAAP measure of operations explained in the accompanying tables) decreased $35.0 million to a loss of $70.6 million. As expected, greater seasonal losses were primarily driven by lower sales in the Trade division and Education Solutions segment, continued investment in strategic initiatives and planned spending ahead of expected growth in the School Reading Events business.

Quarterly Results

Children’s Book Publishing and Distribution

In the fiscal first quarter, the Children’s Book Publishing and Distribution segment’s revenues decreased 18% to $102.8 million.

•Book Fairs revenues were $27.3 million, down 4% from the prior year period, primarily due to lower Scholastic Dollar redemptions. Fairs activity is minimal during the first quarter based on the seasonality of the business. We expect participation at our in-person book fairs to remain strong in fiscal 2024, with fair count on track to reach approximately 90% of pre-pandemic levels.

•Book Clubs revenues were $2.6 million, as Clubs activity is seasonally quiet during the summer months, down 59% from the prior year. The Company combined the U.S.-based Book Clubs and Book Fairs businesses into an integrated School Reading Events business effective June 1, 2023. As part of the integration, Book Clubs underwent a successful organizational optimization this quarter, which is expected to create synergies and improved efficiencies.

•Trade revenues were $72.9 million, a decline of 19% from the prior year primarily due to continued softness in the retail market, which impacted sales, partly offset by revenues from frontlist bestsellers. Fiscal 2024 revenues are expected to benefit from new fall releases, including the latest in Dav Pilkey’s Cat Kid Comic Club® series and the interactive MinaLima edition of Harry Potter and the Prisoner of Azkaban, as well as the release of the Goosebumps TV series on Disney+ and Hulu.

Segment operating loss was $41.5 million, compared to $30.1 million a year ago. The year-over-year decline reflected lower revenue and planned spending ahead of expected growth in the School Reading Events business.

Education Solutions

Education Solutions revenues decreased 10% to $66.0 million, reflecting lower, timing-related state-sponsored program revenues and a continued shift in the overall seasonality of segment sales.

Segment operating loss was $18.7 million, compared to $4.3 million in the prior period, reflecting lower revenues and continued investments in growth initiatives.

International

International revenues decreased 12%, reflecting the $1.4 million year-over-year impact of unfavorable foreign currency exchange and lower revenues of $1.6 million due to the disposition of the direct sales business in Asia in the prior year. Excluding these factors, International revenues declined 8% or $4.8 million compared to the prior period, as revenues in major markets were impacted by continued softness in the overall retail market.

Operating loss was $8.2 million, including $1.2 million in one-time charges, compared to $3.5 million in the prior year period. The recently completed reorganization of Book Clubs in Canada is expected to drive greater operating efficiencies in the coming quarters.

Overhead

Overhead costs were $30.7 million, including $5.1 million in one-time charges, compared to $20.2 million in the prior year. Excluding one-time charges, this increase was driven primarily by increased employee-related costs.

Capital Position and Liquidity

In $ millions	First Quarter		Change
	Fiscal 2024	Fiscal 2023	$	%
Net cash (used) provided by operating activities	$(38.1)	$(60.3)	$22.2	37%
Additions to property, plant and equipment and prepublication expenditures	(19.7)	(16.2)	3.5	22%
Free cash flow (use)*	$(57.8)	$(76.5)	$18.7	24%

Net cash (debt)*	$119.9	$233.4	$(113.5)	(49)%

* Please refer to the non-GAAP financial tables attached

Net cash used by operating activities decreased $22.2 million compared to the prior period, primarily driven by lower inventory purchasing and working capital usage, partly offset by lower earnings. Lower inventory spend also reflects lower freight and manufacturing costs. Free cash use (a non-GAAP measure of operations explained in the accompanying tables) was $57.8 million in fiscal 2024, compared to free cash use of $76.5 million in the prior period, reflecting lower cash use from operating activities in addition to increased investments and operational optimization efforts.

The Company distributed $6.5 million in dividends and repurchased 818,427 shares of its common stock for $36.2 million in the first quarter. The Company expects to continue purchasing shares, from time to time as conditions allow, on the open market or in negotiated private transactions for the foreseeable future, under its current Board authorization, which has $85.7 million remaining available for share repurchases at the end of the first quarter.

Additional Information

To supplement our financial statements presented in accordance with GAAP, we include certain non-GAAP calculations and presentations including, as noted above, “Adjusted EBITDA” and “Free Cash Flow”. Please refer to the non-GAAP financial tables attached to this press release for supporting details on the impact of one-time items on operating income, net income and diluted EPS, and the use of non-GAAP financial measures included in this release. This information should be considered as supplemental in nature and not as a substitute for the related financial information prepared in accordance with GAAP.
Conference Call
The Company will hold a conference call to discuss its results at 4:30 p.m. ET today, September 21, 2023. Peter Warwick, Scholastic President and Chief Executive Officer, and Kenneth Cleary, the Company’s Chief Financial Officer, will moderate the call.

The conference call and accompanying slides will be webcast and accessible through the Investor Relations section of Scholastic’s website, www.investor.scholastic.com. To access the conference call by phone, please go to this link (registration link), and you will be provided with dial in details. To avoid delays, we encourage participants to dial into the conference call fifteen minutes ahead of the scheduled start time. Shortly following the call, an archived webcast and accompanying slides from the conference call will also be posted at investor.scholastic.com.
About Scholastic
For more than 100 years, Scholastic Corporation (NASDAQ: SCHL) has been encouraging the personal and intellectual growth of all children, beginning with literacy. Having earned a reputation as a trusted partner to educators and families, Scholastic is the world's largest publisher and distributor of children's books, a leading provider of literacy curriculum, professional services, and classroom magazines, and a producer of educational and entertaining children's media. The Company creates and distributes bestselling books and e-books, print and technology-based learning programs for pre-K to grade 12, and other products and services that support children's learning and literacy, both in school and at home. With international operations and exports in more than 135 countries, Scholastic makes quality, affordable books available to all children around the world through school-based book clubs and book fairs, classroom libraries, school and public libraries, retail, and online. Learn more at www.scholastic.com.

Contact

Investors:
Jeffrey Mathews
(212) 343-6741, investor_relations@scholastic.com

Media:
Anne Sparkman
(212) 343-6657, asparkman@scholastic.com

Forward-Looking Statements

This news release contains certain forward-looking statements relating to future periods. Such forward-looking statements are subject to various risks and uncertainties, including the conditions of the children’s book and educational materials markets generally and acceptance of the Company’s products within those markets, and other risks and factors identified from time to time in the Company’s filings with the Securities and Exchange Commission. Actual results could differ materially from those currently anticipated.

SCHL: Financial

Table 1

Scholastic Corporation
Consolidated Statements of Operations
(Unaudited)
(In $ Millions, except shares and per share data)

	Three months ended
	08/31/23	08/31/22
Revenues	$228.5	$262.9
Operating costs and expenses:
Cost of goods sold	130.0	144.5
Selling, general and administrative expenses (1)	184.2	162.8
Depreciation and amortization	13.4	13.7
Total operating costs and expenses	327.6	321.0
Operating income (loss)	(99.1)	(58.1)
Interest income (expense), net	1.4	0.2
Other components of net periodic benefit (cost)	(0.3)	0.0
Earnings (loss) before income taxes	(98.0)	(57.9)
Provision (benefit) for income taxes (2)	(23.8)	(12.5)
Net income (loss)	(74.2)	(45.4)
Less: Net income (loss) attributable to noncontrolling interest	—	0.1
Net income (loss) attributable to Scholastic Corporation	$(74.2)	$(45.5)
Basic and diluted earnings (loss) per share of Class A and Common Stock (3)
Basic	$(2.35)	$(1.33)
Diluted	$(2.35)	$(1.33)
Basic weighted average shares outstanding	31,564	34,292
Diluted weighted average shares outstanding	32,604	35,363

(1) In the three months ended August 31, 2023, the Company recognized pretax severance of $6.3 related to restructuring and cost-savings initiatives.
(2) In the three months ended August 31, 2023, the Company recognized a benefit of $1.6 for income taxes in respect to one-time pretax items.
(3) Earnings (loss) per share are calculated on non-rounded net income (loss) and shares outstanding. Recalculating earnings per share based on numbers rounded to millions may not yield the results as presented.

Table 2

Scholastic Corporation
Segment Results
(Unaudited)
(In $ Millions)

	Three months ended		Change
	08/31/23	08/31/22	$	%
Children’s Book Publishing and Distribution
Revenues
Books Clubs	$2.6	$6.3	$(3.7)	(59)%
Book Fairs	27.3	28.3	(1.0)	(4)%
School Reading Events	29.9	34.6	(4.7)	(14)%
Consolidated Trade	72.9	90.1	(17.2)	(19)%
Total Revenues	102.8	124.7	(21.9)	(18)%
Operating income (loss)	(41.5)	(30.1)	(11.4)	(38)%

Education Solutions
Revenues	66.0	73.2	(7.2)	(10)%
Operating income (loss)	(18.7)	(4.3)	(14.4)	NM

International
Revenues	57.2	65.0	(7.8)	(12)%
Operating income (loss)	(8.2)	(3.5)	(4.7)	(134)%

Overhead
Operating income (loss)	(30.7)	(20.2)	(10.5)	(52)%

Operating income (loss)	$(99.1)	$(58.1)	$(41.0)	(71)%

Table 3

Scholastic Corporation
Supplemental Information
(Unaudited)
(In $ Millions)

Selected Balance Sheet Items
	08/31/23	08/31/22
Cash and cash equivalents	$125.8	$239.7
Accounts receivable, net	201.9	242.9
Inventories, net	353.2	379.1
Accounts payable	167.7	208.9
Deferred revenue	171.1	182.6
Accrued royalties	72.0	85.0
Lines of credit and current portion of long-term debt	5.9	6.3
Long-term debt	—	—
Total debt	5.9	6.3
Net cash (debt) (1)	119.9	233.4
Total stockholders’ equity	1,054.6	1,166.3

Selected Cash Flow Items
	Three months ended
	08/31/23	08/31/22
Net cash provided by (used in) operating activities	$(38.1)	$(60.3)
Less:
Additions to property, plant and equipment	14.3	11.4
Prepublication expenditures	5.4	4.8
Free cash flow (use) (2)	$(57.8)	$(76.5)

(1) Net cash (debt) is defined by the Company as cash and cash equivalents, net of lines of credit and short-term debt plus long-term-debt. The Company utilizes this non-GAAP financial measure, and believes it is useful to investors, as an indicator of the Company’s effective leverage and financing needs.
(2) Free cash flow (use) is defined by the Company as net cash provided by or used in operating activities (which includes royalty advances) and cash acquired through acquisitions and from sale of assets, reduced by spending on property, plant and equipment and prepublication costs. The Company believes that this non-GAAP financial measure is useful to investors as an indicator of cash flow available for debt repayment and other investing activities, such as acquisitions. The Company utilizes free cash flow as a further indicator of operating performance and for planning investing activities.

Table 4

Scholastic Corporation
Supplemental Results
Excluding One-Time Items
(Unaudited)
(In $ Millions, except per share data)

	Three months ended
	08/31/2023			08/31/2022
	Reported	One-time items	Excluding One-time items	Reported	One-time items	Excluding One-time items
Diluted earnings (loss) per share (1)	$(2.35)	$0.15	$(2.20)	$(1.33)	$—	$(1.33)
Net income (loss) (2)	$(74.2)	$4.7	$(69.5)	$(45.5)	$—	$(45.5)
Earnings (loss) before income taxes	$(98.0)	$6.3	$(91.7)	$(57.9)	$—	$(57.9)

Children’s Book Publishing and Distribution	$(41.5)	$—	$(41.5)	$(30.1)	$—	$(30.1)
Education Solutions	(18.7)	—	(18.7)	(4.3)	—	(4.3)
International (3)	(8.2)	1.2	(7.0)	(3.5)	—	(3.5)
Overhead (4)	(30.7)	5.1	(25.6)	(20.2)	—	(20.2)
Operating income (loss)	$(99.1)	$6.3	$(92.8)	$(58.1)	$—	$(58.1)

(1) Earnings (loss) per share are calculated on non-rounded net income (loss) and shares outstanding. Recalculating earnings per share based on rounded numbers may not yield the results as presented.
(2) In the three months ended August 31, 2023, the Company recognized a benefit of $1.6 for income taxes in respect to one-time pretax items.
(3) In the three months ended August 31, 2023, the Company recognized pretax severance of $1.2 related to restructuring and cost-savings initiatives.
(4) In the three months ended August 31, 2023, the Company recognized pretax severance of $5.1 related to restructuring and cost-savings initiatives.

Table 5

Scholastic Corporation
Consolidated Statements of Operations - Supplemental
Adjusted EBITDA
(Unaudited)
(In $ Millions)

	Three months ended
	08/31/23	08/31/22
Earnings (loss) before income taxes as reported	$(98.0)	$(57.9)
One-time items before income taxes	6.3	—
Earnings (loss) before income taxes excluding one-time items	(91.7)	(57.9)
Interest (income) expense	(1.4)	(0.2)
Depreciation and amortization (1)	15.8	16.2
Amortization of prepublication costs	6.7	6.3
Adjusted EBITDA (2)	$(70.6)	$(35.6)

(1) For the three months ended August 31, 2023 and August 31, 2022, amounts include depreciation of $0.6 and $0.9, respectively, recognized in cost of goods sold, amortization of deferred financing costs of $0.1 and $0.1 respectively, and amortization of capitalized cloud software of $1.7 and $1.5, respectively, recognized in selling, general and administrative expenses.

(2) Adjusted EBITDA is defined by the Company as earnings (loss), excluding one-time items, before interest, taxes, depreciation and amortization. The Company believes that Adjusted EBITDA is a meaningful measure of operating profitability and useful for measuring returns on capital investments over time as it is not distorted by unusual gains, losses, or other items.

1